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                              SECOND AMENDMENT TO
                       UNION TEXAS PETROLEUM SAVINGS PLAN
                             FOR SALARIED EMPLOYEES


         WHEREAS, Union Texas Petroleum Holdings, Inc. (the "Company") and other Employing Companies have heretofore adopted and maintained the Union Texas Petroleum Savings Plan For Salaried Employees, as amended and restated effective January 1, 1993 (the "Plan") for the benefit of their eligible employees; and

         WHEREAS, the Company desires to amend the Plan on behalf of itself and the Employing Companies;

         NOW, THEREFORE, the Plan shall be amended as follows, effective as of August 1, 1995, except as otherwise provided:

         1. Paragraph (50) of Section 1.1 shall be deleted in its entirety, and the following new Paragraph (50) shall be substituted therefor:

         "(50) Valuation Dates: Each and every day of the Plan Year on which the New York Stock Exchange is open for business."

         2. Sections 3.1(g), 3.2, 4.2(a), and 4.2(b) shall be amended by deleting the word "month" each and every place it appears in such Sections and substituting therefor the phrase "payroll period."

         3. Section 3.1(b) shall be amended by deleting the last sentence of such Section and the following shall be substituted therefor:

         "A Member who has elected to defer a portion of his Compensation may change his deferral percentage (within the percentage limit set forth in Paragraph (a) above), effective as of the first day of any month, in accordance with the procedures and within the time period prescribed by the Committee."

         4. Section 3.1(c) shall be amended by deleting the last sentence of such Section and the following shall be substituted therefor:

         "A Member who so cancels his Compensation reduction agreement may resume Compensation deferrals, effective as of the first day of any month, in accordance with the procedures and within the time period prescribed by the Committee."

         5. Section 3.9(c) shall be amended by deleting from the first sentence of such Section the phrase "as of the last day of the month in which such Rollover Contribution is made" and substituting therefor the phrase "as soon as administratively feasible after receipt by the Trustee."
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         6.      Section 4.3(a) shall be amended by deleting the last sentence of such Section and the following shall be substituted therefor:

         "Notwithstanding the foregoing, if a Fund is invested in shares of an open-end mutual fund, the procedure set forth in this Paragraph shall be adjusted to the extent necessary to correspond with such mutual fund's net income (or net loss) allocation procedure. As soon as is practical after the end of each month, the Trustee shall deliver to the Committee a written statement of such determination as of the last Valuation Date in the month."

         7. Section 4.4(c) shall be amended by deleting from such Section the word "not."

         8. Section 5.1 of the Plan shall be deleted and the following shall be substituted therefor:

         "5.1 Investment of Accounts. Each Member shall designate, in accordance with the procedures established from time to time by the Committee, the manner in which the amounts allocated to each of his Accounts (other than Company Contributions) shall be invested from among the Funds made available from time to time by the Committee.
         One of such Funds shall be an unsegregated fund invested in Company Stock entitled the "Union Texas Petroleum Stock Fund." Pending selection and purchase of the types of investments provided by a Fund, contributions to a Fund may be invested in obligations of the United States of America or in any short-term investments such as commercial paper or certificates of deposit, or in a commingled, collective or common trust fund consisting of such investments. With respect to each of a Member's Accounts, such Member may designate one of such Funds for all the amounts allocated to such Account or he may split the investment of the amounts allocated to such Account between such Funds in such increments as the Committee may prescribe; provided, however, that Company Contributions shall be invested in accordance with the provisions of Section 5.2."

         9. Section 5.3 of the Plan shall be deleted and the following shall be substituted therefor:

         "5.3  Change of Investment Funds.

                 (a) A Member may change his investment designation for future contributions to be allocated to any one or all of his Accounts, subject to the limitations of Section 5.1. Any such change shall be made in accordance with the procedures established by the Committee, and the frequency of such changes may be limited by the Committee.





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                 (b)  Subject to the provisions of this Paragraph, a Member may elect to convert his investment designation with respect to the amounts already allocated to one or more of his Accounts. Any such conversion shall be made in accordance with the procedures established by the Committee, and the frequency of such conversion may be limited by the Committee. Amounts in the Union Texas Petroleum Stock Fund attributable to Company Contributions allocated to such Fund after September 30, 1987 may not be transferred unless the Member is age 55 or older."

         10. Section 5.4(a) shall be amended by deleting the last sentence of such Section and the following shall be substituted therefor:

         "In the event that treasury or authorized but unissued shares of Company Stock are purchased by the Trustee from Union Texas Petroleum Holdings, Inc., the price per share shall be the closing price of the Company Stock reported on the New York Stock Exchange for the date of purchase or, if no sale occurred on such date, for the next preceding day on which a sale occurred."

         11. Section 5.4(b) of the Plan shall be deleted and the following shall be substituted therefor:

         "(b)    For purposes of crediting contributions invested in the Union
         Texas Petroleum Stock Fund, the credit shall be based on the cost per share (including brokerage fees and transfer fees) of Company Stock purchased by the Trustee for all Members for the Valuation Date for which the contributions were made, and for this purpose contributions of shares of Company Stock shall be valued at the closing price of such stock reported on the New York Stock Exchange for the date of contribution, or, if no sale occurred on such date, for the next preceding day on which a sale occurred."

         12. Section 5.4(c) shall be amended by deleting from the second sentence of such Section the words "the Trustee may in its discretion" and substituting therefor the words "the Committee may in its discretion."

         13. Article VI and Sections 3.8(e), 7.2, 8.2, 8.4 and 9.1 shall be amended by adding the phrase "most recent" immediately preceding "Valuation Date" wherever "Valuation Date" appears in such Article and Sections.

         14. Article VI and Sections 3.8(e), 7.2, 8.2, 8.4 and 9.1 shall be amended by adding the phrase "coincident with or" immediately after "Valuation Date" wherever "Valuation Date" appears in such Article and Sections.

         15. Section 8.4(d) shall be amended by adding to such Section immediately after the phrase "five consecutive years" the following:





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         "or, if earlier, the end of the Plan Year during which the death of such terminated Member occurs if such Member was not reemployed by the Company between the date of his termination of employment and the date of his death."

         16. Section 8.4(e) shall be amended by deleting from the last sentence of such Section the word "not."

         17. Section 10.2(a)(2) shall be amended be adding the following two sentences thereto:

         "Periodic installment payments may be paid monthly, quarterly, semi-annually or annually as selected by the Member. The Member may change the term certain at any time after the Member's Benefit Commencement Date and as often as the Member may elect provided that the term certain selected by the Member does not exceed the limitations contained herein."

         18. Section 10.5 shall be amended by deleting from such Section the following:

         "The provisions of this Section shall apply only if the Member's Eligible Rollover Distributions during the Plan Year are reasonably expected to total $200 or more or, if less than 100% of the Member's Eligible Rollover Distribution is to be a Direct Rollover, the Direct Rollover is $500 or more."

         19. Section 10.8 shall be amended by deleting from the second sentence of such Section the word "not."

         20. Sections 11.1(a), (b), (c), (d) and (e) of the Plan shall be deleted and the following shall be substituted therefor:

                 "(a) A Member may withdraw from his Member Contribution Account and Rollover Account any or all amounts held in such Accounts.

                 (b) A Member who has withdrawn all amounts in his Member Contribution Account and Rollover Account may withdraw from his Company Contribution Account any or all amounts held in such Account which have been so held for twenty-four months or more, but not in excess of his Vested Interest in such Account.

                 (c) A Member who has withdrawn all amounts in his Member Contribution Account and Rollover Account and who has contributed to or had Cash or Deferred Contributions made on his behalf to the Plan (or the Allied Savings Plan) for at least sixty cumulative months may withdraw from his Company Contribution Account an amount not exceeding his Vested Interest in the then value of such Account.





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                 (d)  Withdrawals from a Member's Company Contribution Account shall be considered to come, first, from the Member's Vested Interest in the portion of his Company Contribution Account attributable to Company Contributions allocated on or before September 30, 1987, and, second, from the Member's Vested Interest in the portion of his Company Contribution Account attributable to Company Contributions allocated after September 30, 1987.

                 (e) A Member who has attained age fifty-nine and one-half, who has withdrawn all amounts in his Member Contribution Account, Rollover Account and Company Contribution Account and who has contributed to or had Cash or Deferred Contributions made to the Plan on his behalf for at least sixty cumulative months may withdraw from his Cash or Deferred Account an amount not exceeding the then value of such Account. A Member who makes such a withdrawal may not again make Cash or Deferred Contributions to the Plan for a period of six months following such withdrawal."

         21. Section 11.1(g) shall be amended by deleting from the first sentence of such Section the phrase "as of any the last day of a month" and substituting therefor the phrase "as soon as administratively feasible."

         22. Effective September 1, 1995, Article XIV shall be amended by deleting the first sentence thereof and substituting the following therefor:

         "As a means of administering the assets of the Plan, the Company has entered into a Trust Agreement with Vanguard Fiduciary Trust Company, as Trustee."

         23. Paragraph (c) in Section 15.3 shall be amended by deleting the term "Option 3" and substituting therefor the phrase "Union Texas Petroleum Stock Fund."

         24. Effective June 1, 1995, Article XIX shall be amended by adding a new Section 19.7 to read as follows:

                 "19.7 Plan Changes During Periods of Transition. Anything to the contrary herein notwithstanding, the Committee may in its discretion provide that, during and for the duration of any period of transition as a result of a change of Trustees and as necessary to ensure an orderly transition, (1) no distributions, withdrawals, loans, execution of, change to, or revocation of a Compensation reduction agreement, change of investment designation of future contributions or transfer of amounts in Accounts from one Fund to another Fund, or other Plan activity shall be permitted, or (2) any such Plan activity shall be limited or restricted; provided that any such temporary cessation, limitation, or restriction of Plan activity shall be in compliance with all applicable law."





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         25.     Section 21.2(b) shall be deleted and the following shall be substituted therefor:

                 "(b) Cash proceeds received by the Trustee from the sale or exchange of any shares of Company Stock shall be invested by the Trustee in such Fund or Funds, in such increments as the Committee may prescribe, in accordance with directions obtained from Members at the time of the receipt of such proceeds, which directives shall be independent of the investment directions made by the Member pursuant to Sections 5.1 and 5.3 hereof. If timely investment direction is not received from a Member, such Member's interest in such cash proceeds shall be invested in the Fund selected by the Committee."

         26. Effective as of January 1, 1995, Section 11.1(f)(3) shall be deleted and the following shall be substituted therefor:

                 "(3) payment of tuition, related educational fees, and room and board expenses, for the next twelve months of post-secondary education for the Member, the Member's spouse, children or dependents (as defined in section 152 of the Code);"

         27. As amended hereby, the Plan is specifically ratified and reaffirmed.

         EXECUTED this 22nd day of November, 1995.


                               UNION TEXAS PETROLEUM HOLDINGS, INC.


                               By: /s/ NEWTON W. WILSON, III
                                   ---------------------------------
                                       Newton W. Wilson, III
                               General Counsel & Vice President - Administration



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